As filed with the Securities and Exchange Commission on December 6, 2018.
Registration No. 333-191712
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Power Solutions International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-0963637
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Mittel Drive Wood Dale, IL	60191
(Address of principal executive offices)	(Zip Code)

Power Great Lakes, Inc. Employees 401(K) Profit Sharing Plan
(Full title of the plan)

John P. Miller
Chief Executive Officer and President
Power Solutions International, Inc.

201 Mittel Drive, Wood Dale, IL 60191	(630) 350-9400
(Name and address of agent for service)	(Telephone number, including area code, of agent for service)
With a copy to:
Michael L. Zuppone, Esq.
Paul Hastings LLP
200 Park Avenue
New York, NY 10166
(212) 318-6000
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
Power Solutions International, Inc. (the “Company”), is filing this Post-Effective Amendment to Registration Statement on Form S-8 to deregister certain securities originally registered by the Company on its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 15, 2013 (File No. 333-191712) (the “Prior Registration Statement”), which registered shares of the Company’s common stock, par value $0.001 per share (“common stock”), for offer and sale pursuant to the Power Great Lakes, Inc. Employees 401(K) Profit Sharing Plan (the “Plan”) as well as an indeterminate amount of plan interests to be offered or sold pursuant to the Plan.
Effective as of October 30, 2018, the Plan ceased offering shares of common stock as an investment option. As a result, and in accordance with undertakings made by the Company in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration 70,000 shares of common stock and all interests in the Plan that had been registered under the Prior Registration Statement but that remain unissued as of the date hereof.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wood Dale, State of Illinois, on December 6, 2018.

POWER SOLUTIONS INTERNATIONAL, INC.
By:	/s/ John P. Miller
Name:	John P. Miller
Title:	Chief Executive Officer and President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John P. Miller	Chief Executive Officer and President	December 6, 2018
John P. Miller	(Principal Executive Officer)

/s/ Charles F. Avery, Jr.	Chief Financial Officer	December 6, 2018
Charles F. Avery, Jr.	(Principal Financial Officer)

/s/ Donald P. Klein	Corporate Controller	December 6, 2018
Donald P. Klein	(Principal Accounting Officer)

/s/ Shaojun Sun	Chairman of the Board and Director	December 6, 2018
Shaojun Sun

/s/ Kui Jiang	Director	December 6, 2018
Kui Jiang

/s/ Jason Lin	Director	December 6, 2018
Jason Lin

/s/ Leslie A. Coolidge	Director	December 6, 2018
Leslie A. Coolidge

/s/ Kenneth W. Landini	Director	December 6, 2018
Kenneth W. Landini

/s/ Frank P. Simpkins	Director	December 6, 2018
Frank P. Simpkins

/s/ Huisheng Liu	Director	December 6, 2018
Huisheng Liu

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wood Dale, State of Illinois, on December 6, 2018.

POWER GREAT LAKES, INC. EMPLOYEES 401(K) PROFIT SHARING PLAN
By:	/s/ Charles F. Avery, Jr.
Name:	Charles F. Avery, Jr.
Title:	Chief Financial Officer
Power Solutions International, Inc.